                                                                     Exhibit 1.1



The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

    (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)
    (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                                (Stock code: 670)

                              PROPOSED PURCHASE OF
                   TWO BOEING 747-400 AIRCRAFT BY CHINA CARGO
                                MAJOR TRANSACTION
                              RESUMPTION OF TRADING

--------------------------------------------------------------------------------

   China Cargo agreed with Boeing Company on 28th May, 2005 to purchase two Boeing 747-400 aircraft (with engines) from Boeing Company.

   As the relevant "percentage ratio" for the Transaction calculated under Rule
   14.07 of the Listing Rules is above 25%, but less than 100%, the Transaction constitutes a major transaction of the Company under the Listing Rules as applied by the Stock Exchange, and is subject to shareholders' approval. The Stock Exchange takes the view that pursuant to Rule 14.22 of the Listing Rules, the Transaction would be aggregated with the aircraft purchase agreement between the Company and Boeing Company as mentioned in the Company's announcement and circular dated 23rd December, 2004 and 13th January, 2005, respectively, and treated as if they were one transaction for the purpose of Chapter 14 of the Listing Rules. Nonetheless, the Transaction, even if aggregated with the said aircraft purchase agreement, will still be classified as a major transaction of the Company under Chapter 14 of the Listing Rules.

   CEA Holding, which holds approximately 61.64% of the issued share capital of the Company, does not have any interest in China Cargo and the Transaction (other than its indirect interest through the Company), and is not required to abstain from voting at any shareholders' general meeting, if convened, to approve the Transaction. The Transaction has accordingly been approved in writing by CEA Holding pursuant to Rule 14.44 of the Listing Rules, and no general meeting is required to be convened.

   The Company will issue and despatch to its shareholders a circular containing the information required under the relevant Listing Rules in relation to the Transaction.

   The H shares of the Company were suspended from trading on the Stock Exchange from 3:26 p.m. on 6th June, 2005 at the request of the Company. The Company has made an application to the Stock Exchange to resume trading of its H shares on the Stock Exchange from 9:30 a.m. on 7th June, 2005. This announcement is being published simultaneously in Shanghai and Hong Kong.
--------------------------------------------------------------------------------

PROPOSED PURCHASE OF THE AIRCRAFT BY CHINA CARGO

China Cargo agreed with Boeing Company on 28th May, 2005 to purchase the Aircraft from Boeing Company.

To the best of the Directors' knowledge, information and belief having made all reasonable enquiry, Boeing Company and its ultimate beneficial owner(s) are third parties independent of the Company and connected persons (as defined in the Listing Rules) of the Company, and are not connected persons of the Company.

Aircraft to be acquired        :    The Aircraft (i.e. two Boeing 747-400 aircraft (with engines)).

                                    Based on the information provided by Boeing Company, the total asset value of the Aircraft, as determined by reference to the relevant catalogue price of Boeing Company as at July 2004, amounts in aggregate to approximately US$427.6 million (approximately HK$3,326.7 million). The
                                    Company has not conducted any independent valuation on the Aircraft.

Consideration and              :    The aggregate consideration for the Aircraft to be purchased by China Cargo, which was
 payment terms                      determined as a matter of commercial decision after arm's length negotiations, is less than the total asset value of the Aircraft as stated above. The consideration is payable by cash in
                                    United States dollars in instalments, and is, as currently contemplated, being funded principally by way of bank loans from banking institutions.

Delivery                       :    The Aircraft are expected to be delivered in or around July 2006 and August 2007, respectively.

Condition precedent            :    The Transaction is conditional upon the relevant approval(s) to be obtained from (CHINESE
                                    CHARACTERS) (National Development and Reform Commission of the People's Republic of China).


GENERAL

The Company, China             :    The Company is principally engaged in the business of civil aviation.
 Cargo and Boeing

 Company                            China Cargo is principally engaged in the business of air cargo and mail transportation.

                                    Boeing Company, to the Directors' knowledge, is a company incorporated in the State of
                                    Delaware of the United States of America and is a principally engaged in the business of aircraft manufacturing.

Reasons for entering           :    The two brand-new Boeing 747-400 aircraft that China Cargo intends to acquire from Boeing
 into the Transaction               Company will be introduced to China Cargo's fleet, to further expand the operating capacity of
 and benefits expected              China Cargo, thereby enhancing the number of air routes
 to accrue to the Group

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
                                    it operates. The Directors believe that the acquisition of the Aircraft will also increase the
                                    Group's market share and strengthen its position in the aviation industry.

                                    As mentioned above, the consideration is being funded principally by way of bank loans from banking institutions. The Transaction may therefore result in an increase in China Cargo's debt-to-equity ratio which in turn may also increase the Group's debt-to-equity ratio, but is not expected to impact on the Group's cash-flow position or its business operations. It is anticipated that the Transaction would result in an increase in the Group's fixed assets, with liabilities to be settled by required bank loans.

                                    The Directors believe that the terms of the Transaction are fair and reasonable and in the interests of the Company's shareholders as a whole.

Major transaction              :    As the relevant "percentage ratio" for the Transaction calculated under Rule 14.07 of the
                                    Listing Rules is above 25%, but less than 100%, the Transaction constitutes a major transaction of the Company under the Listing Rules as applied by the Stock Exchange, and is subject to shareholders' approval. The Stock Exchange takes the view that pursuant to Rule 14.22 of the
                                    Listing Rules, the Transaction would be aggregated with the aircraft purchase agreement between the Company and Boeing Company as mentioned in the Company's announcement and circular dated
                                    23rd December, 2004 and 13th January, 2005, respectively, and treated as if they were one transaction for the purpose of Chapter 14 of the Listing Rules. Nonetheless, the Transaction,
                                    even if aggregated with the said aircraft purchase agreement will still be classified as a major transaction of the Company under Chapter 14 of the Listing Rules.

                                    CEA Holding, which holds approximately 61.64% of the issued share capital of the Company, does not have any interest in China Cargo and the Transaction (other than its indirect interest through the Company). No shareholder (including CEA Holding) is required to abstain from voting at any shareholders' general meeting, if convened, to approve the Transaction. The Transaction has accordingly been approved in writing by CEA Holding pursuant to Rule 14.44 of the
                                    Listing Rules, and no general meeting is required to be convened.

                                    The Company will issue and despatch to its shareholders a circular containing the information required under the relevant Listing Rules in relation to the Transaction.

Although, China Cargo agreed on 28th May, 2005 with Boeing Company to purchase the Aircraft, the Company was being informed about the details of the agreement on or around 3rd June, 2005. The H shares of the Company were suspended from trading on the Stock Exchange from 3:26 p.m. on 6th June, 2005 at the request of the Company, which is not in strict

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compliance with Rule 14.37 of the Listing Rules. The Stock Exchange has reserved its right to take further action in respect of the above matter.

The Company has made an application to the Stock Exchange to resume trading of its H shares on the Stock Exchange from 9:30 a.m. on 7th June, 2005. This announcement is being published simultaneously in Shanghai and Hong Kong.


DEFINITIONS

In this announcement, unless the context otherwise requires, the following terms shall have the following meanings:

"AIRCRAFT"                        means the two Boeing 747-400 aircraft (with engines) being purchased by China Cargo from Boeing
                                  Company;

"BOEING COMPANY"                  means Boeing Company; a company incorporated in the State of Delaware of the United States of
                                  America;

"CEA HOLDING"                     means (CHINESE CHARACTERS) (China Eastern Air Holding Company), a wholly State-owned enterprise and the controlling shareholder of the Company holding approximately 61.64% of its issued share capital;

"CHINA CARGO"                     means (CHINESE CHARACTERS) (China Cargo Airlines Co., Ltd.), a subsidiary of the Company whose registered capital is held as to 70% by the Company and 30% by (CHINESE CHARACTERS) (China Ocean
                                  Shipping (Group) Company), which is otherwise a third party independent of the Company;

"COMPANY"                         means (CHINESE CHARACTERS) (China Eastern Airlines Corporation Limited), a joint stock limited company incorporated in the People's Republic of China with limited liability, whose H shares,
                                  A shares and American depositary shares are listed on the Stock Exchange, the Shanghai Stock
                                  Exchange and the New York Stock Exchange, Inc., respectively;

"DIRECTORS"                       means the directors of the Company;

"GROUP"                           means the Company and its subsidiaries;

"HK$"                             means Hong Kong dollar, the lawful currency of Hong Kong;

"HONG KONG"                       means the Hong Kong Special Administrative Region of the People's Republic of China;

"LISTING RULES"                   means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

"STOCK EXCHANGE"                  means The Stock Exchange of Hong Kong Limited;

"TRANSACTION"                     means the proposed acquisition by China Cargo of the Aircraft; and

"US$"                             means United States dollar, the lawful currency of the United States of America.



                                       By order of the board of the Directors
                                              CHINA EASTERN AIRLINES
                                               CORPORATION LIMITED
                                                    LUO ZHUPING
                                           Director and Company Secretary


The Directors as at the date of this announcement are:
Li Fenghua (Chairman, Executive Director)
Ye Yigan (Non-executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Directors)
Peter Lok (Independent non-executive Directors)
Wu Baiwang (Independent non-executive Directors)
Zhou Ruijin (Independent non-executive Directors)
Xie Rong (Independent non-executive Directors)

Shanghai, the People's Republic of China
6th June, 2005

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